UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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MORGANS HOTEL GROUP CO.

(Name of Registrant as Specified in Its Charter)

OTK ASSOCIATES, LLC

JOHN DOUGHERTY

JASON TAUBMAN KALISMAN

MAHMOOD KHIMJI

JONATHAN LANGER

ANDREA OLSHAN

MICHAEL OLSHAN

PARAG VORA

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On March 18, 2013, OTK Associates, LLC issued a press release relating to Morgans Hotel Group Co. A copy of the press release is filed herewith as Exhibit 1. Information relating to the above-named participants in this proxy solicitation is filed herewith as Exhibit 2.

STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY OTK ASSOCIATES, LLC AND ITS AFFILIATES FROM THE STOCKHOLDERS OF MORGANS HOTEL GROUP CO. FOR USE AT THE 2013 ANNUAL MEETING OF MORGANS HOTEL GROUP CO. WHEN THEY ARE AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN COMPLETED, SUCH MATERIALS WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING THE PARTICIPANTS’ PROXY SOLICITOR, OKAPI PARTNERS, TOLL FREE AT (877) 869-0171, OR BY EMAIL TO INFO@OKAPIPARTNERS.COM.

EXHIBIT 1

OTK Associates, LLC

200 E. Long Lake Road, Suite 300

Bloomfield Hills, Michigan 48304

March 18, 2013

Dear Fellow Stockholders,

We are writing to inform you that on Friday, March 15, OTK Associates, LLC delivered notice to Morgans Hotel Group of its intent to nominate seven qualified candidates to the company’s board of directors at the upcoming annual meeting of stockholders on May 15, 2013.

As the company’s largest stockholder, with a 13.9% ownership stake or 4,500,000 common shares of Morgans, we are seeking your support to elect directors that have the skills and experience necessary to either grow the business and return the company to profitability or to appropriately evaluate and pursue strategic alternatives in a disinterested fashion. We are nominating a slate of directors that brings significant lodging industry expertise, capital markets experience and superior hotel operating acumen. We strongly believe that a reconfigured board is a prerequisite for improving the company’s financial performance and competitive position, and for harvesting additional value from its existing asset base.

OTK is a partnership between families that have a demonstrated track record of creating value in the real estate and lodging industries. OTK acquired its position in Morgans more than five years ago and has not sold any shares since that time. During this period, OTK has observed as various management teams and board members squandered resources and failed to capitalize on the extraordinary brand value of the company. OTK believes that new leadership is urgently needed to protect the interests of common stockholders and maximize stockholder value going forward, and we believe the majority of Morgans’ common stockholders will agree.

Need for Alignment of Interests:

•	As the company’s largest stockholder, our interests are best aligned with those of the entire stockholder base.

•

The current board has significant representation from individuals directly and indirectly affiliated with the company’s largest holder of convertible debt securities and preferred shares. The next board will have to anticipate and plan for the maturity of the convertible debt and the accelerated accrual of dividends on the preferred securities. Stockholders should be represented by a board whose interests are aligned first and foremost with its fiduciary duties to common stockholders, while cognizant of the company’s contractual obligations to creditors.

•

The board has engaged in a number of self-serving transactions and questionable employment decisions during its tenure. In March 2011, the board appointed a new chief executive officer who had never previously served in a public company operating role nor worked in the hotel and lodging sectors. The CEO has however served as a paid employee for Morgans’ largest holder of convertible debt securities and preferred shares from 2008 to 2011.

•	Additionally, directors have received various extraordinary payments and bonuses in addition to their base compensation for activities associated with ordinary board responsibilities.

Restoring Financial Performance:

•

Morgans was adversely affected by the recession, but unlike most other hotel companies, it has not recovered. Over the past five years, Morgans shares have decreased by approximately 68% representing approximately $325 million in value destruction. During that time S&P 500 Hotels, Restaurants & Leisure Index, Morgans’ self-selected reference index, has increased by 69%. Morgans’ five-year stock performance is in the bottom 20% of companies in the Nasdaq composite index.

•

Systemwide comparable RevPAR for the full year 2012 was approximately 5% below the level reported as of December 31, 2008, while total company revenue is down almost 37% over the same period. Adjusted EBITDA margin, based on adjusted EBITDA as reported by the company, has fallen 59.0% from 29.5% to 12.1% over that time.

•

Between 2008 and 2012, the company reported cumulative net losses of approximately $384 million, or just over 2.4x today’s remaining equity market cap. Over $144 million of those losses were recognized during 2011 and 2012 under the stewardship of current management.

Opportunity to Improve Management and Board Oversight:

•

Over the past several years the board has allowed management to pursue a litany of transactions that have destroyed significant equity capital and collectively generated negative returns to stockholders. These include deals that have resulted in terminated management contracts, accounting impairments, foreclosures and restructurings.

•	Poorly timed and ill executed capital markets transactions have limited the company’s financial and strategic flexibility.

•

Morgans’ overhead expense is disproportionate to its asset base and market capitalization. The combined total of executive compensation for named executive officers in 2011, the most recent year for which such information is available, was $20.4 million, or 68% of the company’s 2011 reported adjusted EBITDA.

•

Total SG&A expenses plus stock based compensation for 2011 and 2012 combined totaled over $94 million, or approximately 60% of today’s equity market capitalization and 1.8x the company’s reported adjusted EBITDA for those two years combined. The new board would take swift action to right size the expense structure and improve operating cash flow.

•	The proposed slate includes members with deep industry relationships and the ability to draw talent, establish a more efficient management structure and forge relationships with world-class partners.

The decision to nominate a new slate of board members has not been taken lightly. After five years of observation, OTK views it impossible, based on the company’s performance over time, to effect sweeping and necessary change without replacing substantially all of the current board. The slate we are proposing has been constructed to refocus the company on its core business, extend its collection of world recognized brands and to right-size its operating cost structure. Members of this slate possess the specific industry experience, financial sophistication and operating relationships to assist the company moving forward.

Morgans Hotel Group has been a leading name in luxury boutique hotels, and can be again with proper oversight and leadership. We ask for your support in electing directors committed to stabilizing the company and maximizing its value.

If you have questions, we urge you to call our proxy solicitors, Okapi Partners LLC, toll-free at (877) 869-0171. You may also email questions to info@okapipartners.com.

    Sincerely,

    /s/ OTK Associates, LLC

OTK Associates, LLC

EXHIBIT 2

Direct and indirect interests of participants in the solicitation.

Participant	Securities of Morgans Hotel Group Co. beneficially owned	Other Interests
OTK Associates, LLC	4,500,000 common shares
John Dougherty	None
Jason Taubman Kalisman	*	Mr. Kalisman is currently a director of Morgans Hotel Group Co.
Mahmood Khimji	None
Jonathan Langer	None
Andrea Olshan	*
Michael Olshan	**
Parag Vora	None

*	The participant owns an indirect interest in OTK Associates, LLC, which is a beneficial holder of 4,500,000 shares of common stock of Morgans Hotel Group Co. The Participant disclaims beneficial ownership of the securities reported to be owned by OTK Associates, LLC, except to the extent of his or her indirect pecuniary interest therein.
**	Mr. Olshan is a manager of OTK Associates, LLC. Any actions taken by OTK Associates, LLC are taken by, or with the written consent of, Mr. Olshan and one other manager. As a result, Mr. Olshan may be deemed to share voting and investment power over the common shares of Morgans Hotel Group Co. beneficially owned by OTK Associates LLC.